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                             DECHERT PRICE & RHOADS
                               1500 K Street N.W.
                             Washington, D.C. 20005


                                  May 23, 1997


The Coventry Group
3435 Stelzer Road
Columbus, Ohio 43219

        Re:  Rule 24f-2 Notice

Gentlemen:

        As counsel for The Coventry Group (the "Trust"), a Massachusetts business trust consisting of several separate series of shares, during the fiscal year ended March 31, 1997, we are familiar with the Trust's registration under the Investment Company Act of 1940 and with the registration statement relating to its shares of beneficial interest (the "Shares") under the Securities Act of 1933 (the "Registration Statement"). We have also examined such other records, agreements, documents and instruments as we have deemed appropriate.

        Based upon the foregoing, it is our opinion with respect to the Shares the registration of which is being made definite by the Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 ("Notice") being filed by the Trust for its fiscal year ended March 31, 1997, assuming such Shares were sold at the public offering price and delivered by the Trust against receipt of the net asset value of the Shares in compliance with the terms of the Registration Statement and the requirements of applicable law, that such Shares were, when sold, duly and validly authorized, legally and validly issued, and fully paid and non-assessable by the Trust.

        We consent to the filing of this opinion in connection with the Notice on Form 24F-2 to be filed by the Trust with the Securities and Exchange Commission for the Trust's fiscal year ended March 31, 1997.

                                        Very truly yours,


                                        Dechert Price & Rhoads